EXHIBIT 99.1


      ALLIANCE DISTRIBUTORS HOLDING INC. (formerly Essential Reality, Inc.)
                           REINCORPORATES IN DELAWARE

                    ANNOUNCES EFFECTIVENESS OF REVERSE SPLIT

November 23, 2004 - ALLIANCE DISTRIBUTORS HOLDING INC. (formerly Essential Reality, Inc.). (PINK SHEETS: ADTR (formerly ESSR), a distributor of interactive video games and gaming products, today announced its change from a Nevada corporation to a Delaware corporation, and the change of its name from Essential Reality, Inc. to Alliance Distributors Holding Inc.

The Company also announced that it has completed the reverse split of its common stock on a one-for-44 basis. Any resulting fractional shares will be rounded up to the nearest whole share. For information on how to receive replacement stock certificates, shareholders should contact the Company at 718-747-1500.

The Company's post-split outstanding capital stock consists of 45,157,550 shares of common stock, 482,489 shares of Series A Convertible Non Redeemable Preferred Stock convertible into a total of 7,675,961 shares of common stock, and warrants to buy 2,064,096 shares of common stock. The Company is authorized to issue a total of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, so that 54,842,450 shares of common stock and 6,717,386 shares of preferred stock remain available for issuance.

Jay Gelman, Chairman and CEO, said, "The change to our new name and our move to Delaware are some of the first steps we have taken, in our dedicated efforts to build a high quality first-class business. Our newly rationalized capital structure will help investors understand the progress of our company as we further develop our business."

ABOUT ALLIANCE DISTRIBUTORS HOLDING INC.

Alliance Distributors Holding Inc., which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for key manufacturers and 3rd party publishers in the video game industry. Alliance offers comprehensive support on Playstation 2, PS1, X-Box, Game Cube, and GameBoy systems, peripherals and software titles

SAFE HARBOR

      Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ


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materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.



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Contact
David Devor
Alliance Distributors Holding Inc.
718-747-1500 ext 117
David@alliancedis.com